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                                                                    Exhibit 3.23

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                      FILED 05:40 PM 12/20/2002
                                                          020790897 - 3605002

                          CERTIFICATE OF INCORPORATION

                                       OF

                      PRESTIGE BRANDS FINANCIAL CORPORATION

     FIRST:    The name of the Corporation is Prestige Brands Financial
Corporation (the "Corporation").

     SECOND:   The registered office of the Corporation in the State of Delaware is located at 300 Delaware Ave., 9th Floor, DE-5403, Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at that address is Griffin Corporate Services, Inc.

     THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation's activities shall be confined to the management and maintenance of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner as to qualify for exemption from income taxation under, Section 1902(b) (8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

     FOURTH:   The Corporation shall have authority to issue 3,000 (three thousand) shares of common stock, having no par value per share.

     FIFTH:    The Corporation shall, to the fullest extent permitted by Section
145 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under Section 145 from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, Section 145, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of

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stockholders or disinterested directors or otherwise, both as to action in his or her official capacity while holding such office and to action while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. In connection with the indemnification provided by Section
145 of the Delaware General Corporation Law and under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in accordance with Section 145 of the Delaware General Corporation Law or as authorized in the Bylaws of the Corporation.

     SIXTH:    The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect. A director of this Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law, expressly provides that this provision shall not eliminate or limit such personal liability of directors. The amendment, modification or repeal of this Article shall not adversely affect any right or protection of a

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director of the Corporation hereunder in respect of any act or omission occurring prior to such amendment, modification or repeal.

     SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the Bylaws of the Corporation. The directors need not be elected by ballot unless required by the Bylaws of the Corporation.

     EIGHTH:   Meetings of the stockholders will be held within the State of
Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporator.

     NINTH:    In the furtherance and not in limitation of the objects, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the Bylaws.

     TENTH:    The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

     ELEVENTH: The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation income tax under Section 1902 (b) (8) of Title 30 of the Delaware Code, or under the corresponding provision of any

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subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

     TWELFTH: The name and mailing address of the Incorporator is Kimberlee A. Postlethwait, 300 Delaware Avenue, 9th Floor, DE-5403, Wilmington, Delaware 19801.

     THIRTEENTH: The powers of the incorporator shall terminate upon election of directors.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of December, 2002.


                                       /s/ Kimberlee A. Postlethwait
                                       -----------------------------
                                       Kimberlee A. Postlethwait
                                       Incorporator

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